Exhibit 10.1

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the 7th day of August, 2007, between PARTICLE DRILLING TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and JIM B. TERRY (“Employee”).

1.             Award.  Pursuant to the PARTICLE DRILLING TECHNOLOGIES, INC. 2005 STOCK INCENTIVE PLAN, as amended (the “Plan”), as of the date of this Agreement, 329,250 shares (the “Restricted Shares”) of the Company’s common stock shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon.  The Restricted Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.  Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.  Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

2.             Restricted Shares.  Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)           Forfeiture Restrictions.  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company, except as otherwise provided in Section 2(b) hereof, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b)           Lapse of Forfeiture Restrictions.

The Forfeiture Restrictions shall lapse as to 129,250 of the Restricted Shares upon achievement of the following performance target, provided that Employee has been continuously employed by the Company from the date of this Agreement through the date of such lapse:

The date the Company files its first quarterly or annual report with the U.S. Securities and Exchange Commission in which the Company reports Adjusted EBITDA for a fiscal quarter that is greater than $0.  For this purpose, “Adjusted EBITDA” for a particular fiscal quarter shall be calculated as the Company’s net income (or net loss), increased by the reported amount of (i) interest expense net of interest income, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) non-cash, stock-based compensation expense, with each such item to be determined in accordance with generally accepted accounting principles.

The Forfeiture Restrictions shall lapse as to 200,000 of the Restricted Shares upon achievement of the following performance target, provided that Employee has been continuously employed by the Company from the date of this Agreement through the date of such lapse:

The date the Company consummates a strategic transaction with a third party that the Committee, in its sole discretion, determines satisfies the following criteria:

(i) the transaction is supported by the holders of a majority of the Company’s securities entitled to vote in the election of directors generally if the approval of such stockholders is required by applicable law (including the rules and regulations of any exchange or other self regulatory organization applicable to the Company);

(ii) the transaction is approved by a majority of the members of the Board;

(iii) the transaction does not expose the Company to a significant risk of litigation due to either the type of transaction or the method of consummating the transaction;

(iv) the transaction creates additional liquidity for the Company;

(v) the transaction results in a relationship with a third party that provides strategic advantages; and

(vi) the transaction creates significant additional value for the Company’s stockholders.

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions (i) in accordance with the provisions of that certain Employment Agreement between Employee and the Company effective as of January 23, 2006, as the same may be amended from time to time, or (ii) on the date Employee’s employment with the Company is terminated by reason of death or disability (within the meaning of section 22(e)(3) of the Code).

(c)           Certificates.  A certificate evidencing the Restricted Shares shall be issued by the Company in Employee’s name, pursuant to which Employee shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions and further provided that dividends that are paid other than in shares of the Company’s stock shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class or, if later, the 15th day of the third month following the date the dividend is paid to stockholders of such class of stock). Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. Employee agrees to deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Employee is a party) in the name of Employee in exchange for the certificate evidencing the Restricted Shares.  However, the Company, in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for Employee’s benefit at a brokerage/financial institution selected by the Company.  Employee agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on Employee’s behalf.

(d)           Corporate Acts.  The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

3.             Withholding of Tax/Tax Election. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income or wages to Employee for federal, state or local tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations or make such other arrangements to satisfy such withholding obligation as the Company or the Committee may approve.  In addition, the Company may withhold unrestricted shares of stock of the Company (valued at their fair market value on the date of withholding of such shares) otherwise to be issued upon the lapse of the Forfeiture Restrictions to satisfy its withholding obligations.  If Employee makes the election authorized by section 83(b) of the Code in connection with the award of the Restricted Shares, Employee shall submit to the Company a copy of the statement filed by Employee to make such election.

4.             Status of Stock.  Employee agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Employee also agrees that (a) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5.             Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, an Affiliate, or any successor corporation.  Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs Employee.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee and its determination shall be final.

6.             Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at his principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

7.             Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company and constitutes the entire agreement between Employee and the Company with respect to the subject matter of this Agreement.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

8.               Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

9.               Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

10.             Jurisdiction.         Each of the Company and Employee hereby irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts sitting in Harris County, Texas with respect to any suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby and (ii) waives the right to contend in any such action that venue is improperly laid in any such court or that it is an improper or inconvenient forum or lacks personal jurisdiction.  If Employee now or hereafter resides outside the State of Texas, Employee hereby irrevocably appoints the General Counsel of the Company as Employee’s authorized agent upon whom process may be served at such General Counsel’s Company office for notices under this Agreement in any suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby that may be instituted in any state or federal court in the State of Texas by the Company, and Employee hereby agrees to so act.  Employee agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the authorized agent of Employee and written notice of such service to Employee shall be deemed, in every respect, effective service of process as to Employee for purposes of any such suit, action, or proceeding instituted in any state or federal court in the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the day and year first above written.

PARTICLE DRILLING TECHNOLOGIES, INC.

By:	/s/ Ken R. LeSuer
Name:	Ken R. LeSuer
Position: Chairman of the Board

EMPLOYEE

/s/ Jim B. Terry
Jim B. Terry